Exhibit 99.1

NEWS RELEASE

Midcoast Energy Partners, L.P. Announces Drop Down Acquisition

from Enbridge Energy Partners, L.P.

HOUSTON—June 19, 2014—Midcoast Energy Partners, L.P. (NYSE: MEP) (“Midcoast Partners” or “the Partnership”) today announced that it has agreed to acquire from its affiliate Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners”), a 12.6 percent limited partner interest in Midcoast Operating, L.P. (“Midcoast Operating”) for $350 million in cash, which will bring the Partnership’s total ownership interest in Midcoast Operating to 51.6 percent. This transaction is expected to close on or about July 1, 2014 and represents the Partnership’s first acquisition of additional interests in Midcoast Operating since its initial public offering on November 13, 2013.

“This immediately accretive drop-down from EEP is a tangible first step as we execute our strategy of increasing the scale of Midcoast Partners and positioning the Partnership to become a leading natural gas and NGL midstream infrastructure developer in North America,” said C. Gregory Harper, principal executive officer for the Partnership. “Complemented by our visible organic growth program, this drop–down, in addition to prospective drop-down opportunities will drive distributable cash flow growth at Midcoast Partners and support our forecasted mid-teens distribution growth through 2017. In light of the increased distributable cash flow resulting from this drop, Management intends to recommend our first quarterly distribution increase to our Board of Directors in July. If approved, the increased quarterly distribution will be payable to our unit holders as part of our next regular payment cycle in August 2014,” noted Harper.

The Partnership intends to finance the transaction entirely with debt through its revolving credit facility.

After deliberation and recommendation by a special committee of independent directors of the board of directors of the Partnership’s general partner, the terms of the acquisition were unanimously approved by such board of directors. The special committee engaged Evercore Partners to act as its financial advisor and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.

About Midcoast Energy Partners, L.P.

Midcoast Energy Partners, L.P. is a limited partnership formed by Enbridge Energy Partners, L.P (“Enbridge Partners”) to serve as Enbridge Partners’ primary vehicle for owning and growing its natural gas and natural gas liquids (NGLs) midstream business in the United States. Our assets consist of a 39 percent controlling interest in Midcoast Operating, a Texas limited partnership that owns a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma. Midcoast Operating also owns and operates natural gas, condensate and NGL logistics and marketing assets that primarily support its gathering, processing and transportation business. Subsequent to our acquisition of additional limited partner interests in Midcoast Operating, our assets will consist of a 51.6 percent controlling interest in Midcoast Operating. Through our ownership of Midcoast Operating’s general partner, we control, manage and operate these systems.

Enbridge Energy Partners, L.P. (NYSE: EEP), owns 100 percent of Midcoast Holdings, LLC, the general partner of Midcoast Energy Partners and holds an approximate 54 percent interest in Midcoast Energy Partners. Enbridge Partners owns and operates a diversified portfolio of crude oil and, through Midcoast Energy Partners, natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of Midcoast Energy Partners, L.P. (“MEP”) to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, including the rate of development of the Alberta Oil Sands; (2) MEP’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; (4) shut-downs or cutbacks at MEP’s facilities or refineries, petrochemical plants, utilities or other businesses for which MEP transports products or to whom MEP sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to MEP’s rates; (7) changes in laws or regulations to which MEP is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) inability of any party to consummate the proposed transaction.”

Forward-looking statements regarding “drop-down” growth opportunities are further qualified by the fact that Enbridge Energy Partners, L.P. is under no obligation to offer to sell us additional interests in Midcoast Operating, and we are under no obligation to buy any such additional interests. As a result, we do not know when or if any such additional interests will be purchased.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including but not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publically update or revise any forward looking statements, whether as a result of new information, future events or otherwise. In addition to the risks listed above, other risks include those detailed from time to time in MEP’s Securities and Exchange Commission, or SEC, reports, including, without limitation, in MEP’s Annual Report on Form 10-K for the most recently completed fiscal year and, and any subsequently filed annual, quarterly or current reports, which filings are available to the public at the SEC’s website (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Sanjay Lad	Terri Larson, APR

Investment Community	Media

Toll-free: (855) MEP-7222 or (866) 637-7222	Telephone: (877) 496-8142

E-mail: mep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.midcoastpartners.com

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